Exhibit 99.1

CONTACT:	Kim Rudd

Executive Assistant

(585) 784-3324

Investors and Media: Melanie Dambre

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2021 FINANCIAL RESULTS

~ Fourth Quarter Comparable Store Sales Increase 9.4% ~

~ Fourth Quarter Diluted EPS of $.35 and Adjusted Diluted EPS of $.38 ~

~ Fiscal 2021 Operating Cash Flow Increased 52% to a Record ~$185 Million ~

~ Increases First Quarter Fiscal 2022 Cash Dividend by 9% to $.24 per share ~

~ Completes Acquisition of 30 California-based Stores, Adding Expected Annualized Sales of ~$45 Million ~

ROCHESTER, N.Y. – May 20, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 27, 2021.

Fourth Quarter Results

Sales for the fourth quarter of the fiscal year ended March 27, 2021 (“fiscal 2021”) increased 6.8% to $305.5 million, as compared to $286.1 million for the fourth quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”). The total sales increase for the fourth quarter of $19.4 million resulted from a comparable store sales increase of 9.4% for the period and an increase in sales from new stores of $5.1 million, including sales from recent acquisitions of $4.6 million, partially offset by a decrease in sales of $5.9 million from closed stores. Comparable store sales increased approximately 17% for tires, 15% for alignments, 1% for front end/shocks, were flat for maintenance services, and decreased approximately 1% for brakes compared to the prior year period.

Gross margin decreased 60 basis points to 35.1% in the fourth quarter of fiscal 2021 from 35.7% in the prior year period. The decrease was due to a higher sales mix of tires compared to the prior year period, which resulted in higher material costs as a percentage of sales. This was partially offset by higher comparable store sales in the fourth quarter of fiscal 2021, which resulted in lower fixed distribution and occupancy costs as a percentage of sales compared to the prior year period. Variable gross margin was positively impacted by increased teammate productivity and improved tire margins. Total operating expenses decreased $15.3 million to $86.4 million, or 28.3% of sales, as compared to $101.7 million, or 35.5% of sales in the prior year period. The year-over-year dollar decrease primarily resulted from targeted cost reductions and lower expenses from 20 fewer retail stores compared to the prior year period, as well as a $6.6 million impairment charge recorded in the prior year period related to planned store closures and store impairment costs.

Operating income for the fourth quarter of fiscal 2021 was $20.7 million, or 6.8% of sales, as compared to $.4 million, or 0.1% of sales in the prior year period. Interest expense was $6.7 million for the fourth quarter of fiscal 2021, as compared to $7.1 million for the fourth quarter of fiscal 2020.

Net income for the fourth quarter of fiscal 2021 was $11.8 million, as compared to a net loss of $3.8 million in the same period of the prior year. Diluted earnings per share for the fourth quarter of fiscal 2021 was $.35, compared to diluted loss per share of $.12 in the fourth quarter of fiscal 2020. Adjusted diluted earnings per share, a non-GAAP measure, for the fourth quarter of fiscal 2021 was $.38, which excluded $.02 per share related to Monro.Forward initiatives and $.01 per share of costs related to management transition and a distribution center closure. This compares to adjusted diluted earnings per share of $.08 in the fourth quarter of fiscal 2020, which excluded $.15 per share of store impairment costs, $.03 per share related to Monro.Forward initiatives, $.01 per share of one-time costs related to the Company’s headquarters expansion and $.01 per share of costs related to litigation reserves. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Income tax expense in the fourth quarter of fiscal 2021 was $2.3 million compared to an income tax benefit of $2.8 million in the prior year period.

During the fourth quarter of fiscal 2021, the Company opened four company-operated stores while closing one store. Monro ended the quarter with 1,263 company-operated stores and 96 franchised locations.

“Monro’s solid fourth quarter results capped an unprecedented and challenging year and I am proud of our team who demonstrated exceptional resilience and commitment to safely serving our customers. I am excited to build on the tremendous progress that Monro has achieved over the past year advancing its transformation initiatives. As we enter fiscal 2022, we look forward to continuing to build on the momentum we experienced during our fourth quarter. We are well positioned to capitalize on the strengthening demand environment, as reflected in our comparable store sales growth of approximately 53% in the fiscal 2022 first quarter-to-date,” said Mike Broderick, newly appointed President and Chief Executive Officer.

Broderick continued, “Looking ahead, our focus on operational excellence will be instrumental to unlock the full potential of our Monro.Forward initiatives. In addition, we remain well-positioned to take advantage of attractive consolidation opportunities in our fragmented industry and have successfully completed the acquisition of 30 Mountain View Tire & Service stores in California. Now with a total of 116 stores in the Western region, we are particularly excited about Monro’s growth prospects in this attractive and dynamic market. Importantly, our strategy is underpinned by a rigorous financial discipline and strong balance sheet, which we believe provide us with ample financial flexibility to execute our growth initiatives and deliver long-term sustainable value for all our stakeholders.”

Full Year Results

Sales for fiscal 2021 decreased 10.4% to $1.126 billion from $1.257 billion in fiscal 2020. Comparable store sales were down 11.1% compared to a decrease of 2.3% in the prior year. Comparable store sales were down approximately 3% for tires, 13% for alignments, 19% for maintenance services and front end/shocks and 24% for brakes compared to the prior year. Sales for fiscal 2021 were negatively impacted by the COVID-19 pandemic.

Gross margin for fiscal 2021 was 35.1% of sales, compared to 37.9% in the prior year, primarily due to lower comparable store sales, which resulted in higher fixed distribution and occupancy costs as a percentage of sales, and a higher sales mix of tires, which resulted in higher material costs as a percentage of sales.

Total operating expenses for fiscal 2021 were $323.0 million, or 28.7% of sales compared to $375.0 million, or 29.8% of sales, in the prior year. The dollar decrease includes cost savings realized in fiscal 2021, including cost reductions in reaction to lower demand from the COVID-19 pandemic. The decrease also includes previously announced store closures as well as a $6.6 million impairment charge recorded in the prior year.

Operating income was $72.2 million, or 6.4% of sales, compared to $101.7 million, or 8.1% of sales, in the prior year. Interest expense was $28.2 million in fiscal 2021, in line with fiscal 2020.

Net income for fiscal 2021 was $34.3 million, or $1.01 per diluted share, as compared to $58.0 million, or $1.71 per diluted share in fiscal 2020. Adjusted diluted earnings per share, a non-GAAP measure, in fiscal 2021 was $1.14, which excluded $.06 per share related to store closing costs, $.05 per share related to Monro.Forward initiatives, $.01 per share of costs related to acquisition due diligence and integration, $.01 per share of costs related to management transition and a distribution center closure, and $.01 per share of benefit related to a reserve for litigation that was no longer necessary. This compares to adjusted diluted earnings per share of $2.00 in fiscal 2020, which excluded $.15 per share of store impairment costs, $.09 per share of costs related to Monro.Forward initiatives, $.03 per share of costs related to acquisition due diligence and integration and $.02 per share of additional one-time costs related to the Company’s headquarters expansion and litigation reserves. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During fiscal 2021, the Company generated approximately $185 million in operating cash flow compared to approximately $121 million in the prior year. Monro’s strong cash flow allows the Company to support its business operations and Monro.Forward initiatives as well as invest in attractive acquisition opportunities intended to drive long-term growth, while paying down debt and returning cash to shareholders through its dividend program.

As of March 27, 2021, the Company had cash and cash equivalents of $30.0 million and availability on its revolving credit facility of $376.4 million.

Acquisition Update

Monro completed the previously announced acquisition of 30 Mountain View Tire & Service retail stores located in the Los Angeles area, further expanding the Company’s geographic footprint in the attractive West Coast region. The acquisition was completed on April 25, 2021 and is expected to add approximately $45 million in annualized sales, representing a sales mix of 70% service and 30% tires. On a combined basis, acquisitions completed and announced in fiscal 2021 represent an expected total of $65 million in annualized sales.

First Quarter Fiscal 2022 Cash Dividend Increased 9%

Monro also announced today that its Board of Directors has approved a $.02 per share increase in the Company’s cash dividend for the first quarter of fiscal year 2022 to $.24 per share, representing an increase of 9% as compared to the $.22 per share cash dividend paid in the first quarter of fiscal 2021. The Company has increased its cash dividend 15 times during the 16 years since a cash dividend was first issued. The cash dividend is payable to shareholders of record on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred

Stock are entitled. The dividend is payable on June 21, 2021 to shareholders of record at the close of business on June 7, 2021.

Company Outlook

Monro will provide perspective on its outlook for the fiscal first quarter during its earnings conference call. The Company is not providing fiscal 2022 guidance at this time.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 20, 2021 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13719603. A replay will be available approximately two hours after the recording through Thursday, June 3, 2021 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13719603. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors. An archive will be available at this website through June 3, 2021.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,292 company-operated stores, 96 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2020 and the Form 10-K for the fiscal year ended March 27, 2021, which the Company intends to file with the Securities and Exchange Commission this month. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales, or same store sales, as sales for stores that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March

	2021	2020	% Change

Sales	$305,485	$286,066	6.8%

Cost of sales, including distribution and occupancy costs	198,408	183,979	7.8%

Gross profit	107,077	102,087	4.9%

Operating, selling, general and administrative expenses	86,354	101,683	(15.1)%

Operating income	20,723	404	5034.1%

Interest expense, net	6,708	7,113	(5.7)%

Other income, net	(55)	(128)	(57.8)%

Income/(loss) before income taxes	14,070	(6,581)	313.8%

Provision for/(benefit from) income taxes	2,267	(2,805)	180.8%

Net income/(loss)	$11,803	$(3,776)	412.6%

Diluted earnings/(loss) per share	$.35	$(.12)	391.7%

Weighted average number of diluted shares outstanding	33,956	33,284

Number of stores open (at end of quarter)	1,263	1,283

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March

	2021	2020	% Change

Sales	$1,125,721	$1,256,524	(10.4)%

Cost of sales, including distribution and occupancy costs	730,526	779,866	(6.3)%

Gross profit	395,195	476,658	(17.1)%

Operating, selling, general and administrative expenses	322,957	374,956	(13.9)%

Operating income	72,238	101,702	(29.0)%

Interest expense, net	28,235	28,213	0.1%

Other income, net	(188)	(785)	(76.1)%

Income before provision for income taxes	44,191	74,274	(40.5)%

Provision for income taxes	9,872	16,250	(39.2)%

Net income	$34,319	$58,024	(40.9)%

Diluted earnings per common share	$1.01	$1.71	(40.9)%

Weighted average number of diluted shares outstanding	33,876	33,953

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 27, 2021	March 28, 2020

Assets

Cash	$29,960	$345,476

Inventories	162,282	187,441

Other current assets	74,283	63,103

Total current assets	266,525	596,020

Property, plant and equipment, net	327,063	328,637

Finance lease and financing obligation assets, net	275,360	196,575

Operating lease assets, net	203,329	199,729

Other non-current assets	739,537	728,496

Total assets	$1,811,814	$2,049,457

Liabilities and Shareholders’ Equity

Current liabilities	$290,616	$254,936

Long-term debt	190,000	566,400

Long-term finance leases and financing obligations	366,330	298,373

Long-term operating lease liabilities	177,724	170,954

Other long-term liabilities	37,460	24,354

Total liabilities	1,062,130	1,315,017

Total shareholders’ equity	749,684	734,440

Total liabilities and shareholders’ equity	$1,811,814	$2,049,457

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended		Twelve Months
	Fiscal		Ended Fiscal
	March		March
	2021	2020	2021	2020
Diluted EPS *	$0.35	$ (0.12)	$1.01	$ 1.71

Store impairment charge	-	0.15	-	0.15

Store closing costs	0.01	-	0.06	-
Monro.Forward initiative costs	0.02	0.03	0.05	0.09

Acquisition due diligence and integration costs	-	-	0.01	0.03
Management transition costs	0.01	-	0.01	-
Litigation reserve	-	0.01	(0.01)	0.01
Headquarters expansion costs	-	0.01	-	0.01

Adjusted Diluted EPS *	$0.38	$ 0.08	$1.14	$ 2.00

Note:	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended		Twelve Months Ended
	Fiscal		Fiscal
	March		March

	2021	2020	2021	2020

Net Income (Loss)	$11,803	$(3,776)	$34,319	$58,024

Store impairment charge	45	6,579	144	6,579

Store closing costs	242	-	2,738	-

Monro.Forward initiative costs	733	1,291	2,243	3,976

Acquisition due diligence and integration costs	99	159	260	1,363

Management transition costs	229	-	614	-

Litigation reserve	-	250	(250)	250

Headquarters expansion costs	-	346	-	346

Provision for income taxes	(329)	(2,070)	(1,351)	(3,023)

Adjusted Net Income	$12,822	$2,779	$38,717	$67,515

*

Diluted shares used for the calculation of Diluted EPS for the quarter ended March 2020 of 33,284,000 shares exclude 611,000 weighted average shares outstanding for stock options and other securities that are anti-dilutive. These 611,000 weighted average shares outstanding are included in the 33,895,000 shares used for the calculation of Adjusted Diluted EPS for the quarter ended March 2020.